$58,800,000

CREDIT AGREEMENT

Dated as of September 28, 1998

Between

JEFFERSON VILLAGE, L.P.,
JEFFERSON AT SUNSET VALLEY, L.P.
AND
JPI CORAL SPRINGS, L. P.

as the Borrowers,

and

GERMAN AMERICAN CAPITAL CORPORATION

as the Lender

ii

iii

CREDIT AGREEMENT

               CREDIT AGREEMENT (this “Agreement”) dated as of September 28, 1998 by and among JEFFERSON VILLAGE, L.P., JEFFERSON AT SUNSET VALLEY, L.P. and JPI CORAL SPRINGS, L.P. (each a “Borrower” and collectively, the “Borrowers”), each having an address at 600 East Las Colinas Boulevard, Suite 1800, Irving, Texas 75039 and GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation (together with its successors and assigns, the “Lender”), having an address at 31 West 52nd Street, New York, New York 10019.

WITNESSETH:

               WHEREAS, the Borrowers are the respective owners of the properties listed on Schedule A attached hereto (each a “Property” and collectively, the “Properties”);

               WHEREAS, the Borrowers have requested and the Lender has agreed to make loans to the Borrowers in an aggregate principal amount of FIFTY-EIGHT MILLION EIGHT DOLLARS ($58,800,000) (the “Loan”), which will be secured, inter alia, by a first mortgage lien on the Properties, all on the terms and conditions of this Agreement;

               WHEREAS, the Borrowers are special purpose Affiliates of JPI Investment Company, L.P.;

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

               SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote ten percent (10%) or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

               “Allocated Loan Amount” means, with respect to each Property, the portion of the outstanding principal amount of the Loan as of the relevant date of determination allocated to such Property as set forth on Schedule A attached hereto.

               “Assignee” means any assignee of the Lender pursuant to Section 7.01.

               “Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an Assignee, and accepted by the Lender, in accordance with Section 7.01 and in substantially the form of Exhibit B hereto.

               “Borrowers” has the meaning specified in the recitals to this Agreement.

               “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City or the city in which the principal office of the Loan Servicer is located.

               “Carmil” means Carmil Capital Corporation, a Texas corporation, which is the sole member of the General Partner.

               “Change of Control” means with respect to any Person (i) the sale or transfer by Persons who are the direct beneficial owners of such Person as of the Closing Date of more than forty-nine and nine-tenths percent (49.9%) of the direct or indirect right to distributions from such Person in the aggregate to Persons who were not direct beneficial owners as of such date or (ii) the sale or transfer by such direct beneficial owners of such Person as of the Closing Date of more than forty-nine and nine-tenths percent (49.9%) of the direct or indirect voting rights in such Person to Persons who were not direct beneficial owners as of such date.

               “Closing Date” means the date on which the proceeds of the Loan are disbursed to the Borrowers.

               “Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Lender.

               “Collateral Documents” means the Mortgages and any other agreement that creates or purports to create a Lien in favor of the Lender.

               “Cross-Guarantors” means each of the Borrowers as guarantors in accordance with Article VIII.

               “Cross-Guaranty” has the meaning set forth in Section 8.01.

               “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than ninety (90) days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

               “Debt Service” means, for any period, the principal, interest payment, Default Rate interest and Late Charges that accrue or are due and payable in accordance with the Loan Documents or the Mezzanine Loan Documents during such period. For purposes hereof: (i) “Debt Services” with respect to the Mezzanine Loan shall be determined in accordance with the definition of “Debt Service Coverage Ratios” set forth in the Mezzanine Loan Agreement and (ii) “Debt Service” with respect to the Loan shall be equal to the monthly payments that would be payable with respect to the Loan during the applicable period in accordance with this Agreement and the Notes.

               “Debt Service Coverage Ratio” means the ratio, expressed in decimals, obtained by dividing Net Operating Cash Flow by the Debt Service.

               “Default” means any Event of Default or any event that would constitute an Event of Default under this Agreement but for the requirement that notice be given or time elapse or both.

               “Disclosed Litigation” has the meaning specified in Section 3.01(b).

               “Events of Default” has the meaning specified in Section 6.01.

               “Expenses” means, with respect to any Property for any given period, all expenses paid, accrued or payable, as determined in accordance with GAAP by Mezzanine Borrower or the Company or the General Partner, as the case may be, during that period in connection with the operation of such Property, as provided for in the current Approved Operating Budget or expressly approved of in advance by Mezzanine Lender, in each case to be determined without duplication, including, without limitation:

               1. expenses for cleaning, repair, maintenance, decoration and painting of the Properties (including, without limitation, parking lots and roadways), net of any insurance proceeds in respect of any of the foregoing;

               2. wages (including overtime payments), benefits, payroll taxes and all other related expenses for on-site personnel, up to and including (but not above) the level of the on-site property manager, engaged in the repair, operation and maintenance of such Property and service to tenants and on-site personnel engaged in audit and accounting functions performed by Mezzanine Borrower, the Company or the General Partner;

               3. management fees and other costs required to be reimbursed to Manager pursuant to the Management Agreement approved by the Mezzanine Lender. Such fees shall include all fees for management services whether such services are performed at such Property or off-site;

               4. the costs of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and the costs of building and cleaning supplies;

               5. rent, liability, casualty, fidelity, errors and omissions, workmen’s compensation and other required insurance premiums;

               6. legal, accounting and other professional fees and expenses;

               7. the cost (including leasing and financing) of all equipment to be used in the ordinary course of business, which is not capitalized in accordance with GAAP;

               8. real estate, personal property and other taxes;

               9. advertising and other marketing costs and expenses;

               10. casualty losses to the extent not reimbursed by an independent third party; and

               11. any payments pursuant to any contractual agreement which provides for the servicing, maintenance, normal replacement or repair (as opposed to capital replacement or capital repair) of the Properties.

               Notwithstanding the foregoing, Expenses shall not include (i) depreciation or amortization; (ii) interest, principal, fees, costs and expense reimbursements of the Mezzanine Lender or the First Mortgage Lender in administering the loans; (iii) any expenditure (including leasing and financial costs, leasing commissions, tenant concessions and improvements, and replacement reserves) which is property treatable as a capital item under GAAP other than those that are included in the Approved Operating Budget or otherwise are approved of, in writing, by Mezzanine Lender; or (iv) any expenditure that would otherwise constitute an Expense to the extent such item is funded from the First Mortgage Loan Reserves, or from any reserve maintained under the Mezzanine Loan Documents.

               “Fiscal Year” means a fiscal year of the Borrowers and their Subsidiaries ending on December 31 in any calendar year or such other fiscal year as the Borrower may select from time to time in accordance with the terms of this Agreement.

               “GAAP” means generally accepted accounting principles consistently applied and consistent with those applied in the preparation of the financial statements referred to in Section 3.01.

               “General Partner” means JPI Portfolio I GP1 LLC, a Texas limited liability company, which is the sole general partner of each Borrower.

               “Governmental Authority” shall mean (i) any nation or government, (ii) any state or other political subdivision thereof, (iii) any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, (iv) any court or arbitrator having jurisdiction over the Loan Parties or any of their

Subsidiaries, any of their respective Subsidiaries or any of their respective Properties, and (v) any corporation or other entity which is an Affiliate of any of the foregoing.

               “Guaranteed Obligations” shall mean:

               (i) the payment, as and when due, or by stated maturity, acceleration, or otherwise, of the Notes and all other amounts due and payable under the other Loan Documents to the Lender at such times and in the manner provided for in the Loan Documents, and

               (ii) the payment of all other obligations of the Borrowers that can be performed by the payment of monies, to the Lender directly or by reimbursement of advances by it, including, without limitation, the payment of income and other taxes by the Borrowers.

               “Limited Indemnity” has the meaning specified in Section 3.01(d)(viii).

               “Impositions” has the meaning specified in the Mortgages.

               “Indemnified Party” has the meaning specified in Section 9.04(f).

               “Indemnitor” means JPI Investment Company, L.P., together with any successors thereto in accordance with the terms of the Limited Indemnity.

               “Independent” means, with respect to any specified Person, such a Person who (a) does not have any direct financial interest or any material indirect financial interest in JPI Investment Company, L.P., any of the Borrowers or in any of their respective Affiliates, (b) is not connected with JPI Investment Company, L.P. or the Borrowers as an officer, employee, promoter, underwriter, trustee, partner or director and (c) is not controlled by or under common control with JPI Investment Company, L.P., or the Borrowers.

               “Independent Director” who shall not have been at the time of such individual’s appointment, and may not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director: (i) a shareholder of, or attorney, counsel, partner, member or employee of, such corporation (other than an Independent Director thereof) (ii) supplier to, or other person who derives more than 10% of its purchases or revenues from its activities with such corporation or any Affiliate thereof, (iii) a person or other entity controlling, controlled by or under common control with any such shareholder, officer, director, attorney, counsel, partner, member, employee, customer, supplier or other Person, or (iv) a member of the immediate family of any such shareholder, officer, director, attorney, counsel, partner, member, employee, customer, supplier or other Person. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person or entity, whether through ownership of voting securities or other beneficial interest, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

               “Interest Payment Date” means the first (1st) day of each calendar month while any portion of the Loan remains unpaid; provided, however, that if such Interest Payment Date is not a Business Day, such Interest Payment Date shall be the immediately succeeding Business Day.

               “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

               “Laws” means all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, determinations, awards and court orders of any federal, state, municipal or local government, governmental authority, regulatory agency or authority.

               “Lender Party” means, collectively Lender and any assignee of all or a portion of Lender’s interests in this Agreement or the Loan and any subsequent assignee of any Lender Party.

               “Lender’s Account” means an account of the Lender or Loan Servicer designated in writing by the Lender or Loan Servicer to the Borrowers.

               “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

               “Loan” has the meaning specified in the Recitals.

               “Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Mortgages, (iv) the Limited Indemnity and (v) any other written agreement, document or instrument evidencing, securing or otherwise related to the Loan, in each case as amended or otherwise modified from time to time.

               “Loan Parties” means, collectively, the Borrowers (individually and as Cross-Guarantors) and JPI Investment Company, L.P. in its capacity as Indemnitor under the Limited Indemnity.

               “Loan Servicer” has the meaning specified in Section 7.03.

               “Management Agreement” means any management agreement between the Borrowers and a Manager with respect to the management and operation of the Properties.

               “Manager” means any property manager approved by the Lender for any of the Properties.

               “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of any the Borrowers or JPI Investment Company, L.P., (b) the rights and remedies of the Lender under any Loan Document or (c) the ability of any of the Borrowers or JPI Investment Company L.P. to perform its Obligations under any Loan Document to which it is or is to be a party.

               “Maturity Date” means September 28, 2008.

               “Mezzanine Borrower” means JPI Portfolio I, L.P., the limited partner of each Borrower.

               “Mezzanine Lender” means CAPITAL TRUST, a California business trust, having an address at 605 Third Avenue, New York, New York 10016, Attention: Loan Administrator, Telefax Number (212) 655-0044 (together with its successors and assigns).

               “Mezzanine Loan” means three (3) loans (individually, and collectively, the “Mezzanine Loan”) from Mezzanine Lender in the aggregate principal amount of TEN MILLION DOLLARS ($10,000,000.00).

               “Mezzanine Loan Agreement” means that loan agreement dated as of the date hereof between Mezzanine Lender and Mezzanine Borrower, as the same may be amended or modified from time to time..

               “Mortgages” has the meaning specified in Section 3.01(d)(vii).

               “Mortgage Policy” has the meaning specified in Section 3.01(d)(vii)(B).

               “Net Operating Cash Flow” means, for any 6-month period, calculated on a trailing basis, the amount, determined by Mezzanine Lender, equal to the excess of (a) annualized Receipts for such period (adjusted to give effect, to the extent that the vacancy rate at any Property is less than 5%, to a vacancy factor such that the sum of actual vacancy rate plus such vacancy factor equals 5%), minus (b) annualized Expenses during the applicable period, including amounts required during such period to fund structural replacement and leasing reserves in accordance with the First Mortgage Loan Documents, less amounts, if any, on deposit in the Replacement Reserve Account during the applicable period.

               “Notes” means, collectively, a promissory note of each Borrower payable to the order of the Lender, in form and substance satisfactory to the Lender, evidencing the indebtedness of such Borrower to the Lender resulting from the Loan made by the Lender. The principal amount of each Note shall be equal to the Allocated Loan Value of the Property owned by the applicable Borrower.

               “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrowers under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrowers under any Loan Document and (b) the obligation of the Borrowers to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of any Borrower.

               “Organizational Documents” means, (i) with respect to any Person that is a corporation, the certificate of incorporation or charter and by-laws of such Person, (ii) with respect to any Person that is a partnership, the partnership agreement and, if a limited partnership, certificate of limited partnership of such person, and (iii) with respect to any Person that is a limited liability company, the articles of organization and the operating agreement of such Person.

               “Origination Fee” has the meaning specified in Section 2.09.

               “Owner” and “Owners” means each of, and collectively, JPI Portfolio I GP2 LLC, a Texas limited liability company, which is the sole general partner of the Mezzanine Borrower; and JPI Investment Company, L.P., a Texas limited partnership, which is the sole limited partner of the Mezzanine Borrower, and their respective permitted successors and assigns.

               “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

               “Phase I Reports” means Phase I environmental assessment reports with respect to each of the Properties, in form and substance satisfactory to the Lender, prepared by E.M.G. or such other environmental consulting firm reasonably acceptable to the Lender, which have been provided to Lender.

               “Premises” has the meaning specified in the Mortgages.

               “Principals” means JPIIC and Carmil.

               “Properties” has the meaning specified in the Recitals as listed on Schedule A attached hereto, as more particularly described in the Mortgages.

               “Rating Agencies” means Fitch Investors Services, Inc., Moody’s Investors Service, Inc., Duff & Phelps Credit Rating Co. and S&P or any successor thereto, and any other nationally recognized statistical rating organization to the extent that any of the foregoing have been or will be engaged by Mezzanine Lender or its designees in connection with or in anticipation of a Securitization (each individually a “Rating Agency”).

               “Register” has the meaning specified in Section 7.01(d).

               “Replacement Collateral” has the meaning specified in Section 2.06(C)(2).

               “Replacement Security Agreement” means the pledge and security agreement, in form and substance reasonably satisfactory to Lender in its sole discretion, creating a first priority security interest in favor of Lender in the Replacement Collateral.

               “Responsible Officer” means any officer of any Loan Party or any of its Subsidiaries.

               “Secured Obligations” has the meaning specified in the Mortgages.

               “Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person,

(b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

               “Specified Repairs” means those repairs with respect to the Properties set forth on Schedule C attached hereto.

               “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

               “Title Company” means Lawyers Title Insurance Company.

               SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

               SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

AMOUNT AND TERMS OF THE LOAN

               SECTION 2.01. The Loan. Subject to the terms and conditions set forth in this Agreement, the Lender shall lend to the Borrowers, and the Borrowers shall borrow from the Lender, a principal amount equal to FIFTY-EIGHT MILLION EIGHT HUNDRED THOUSAND DOLLARS ($58,800,000). Amounts of the Loan borrowed, repaid or prepaid by the Borrower may not be reborrowed.

               SECTION 2.02. Making the Loan. Upon satisfaction of the conditions precedent set forth in Article III to Lender’s obligation pursuant to this Agreement, the Loan shall be made on the Closing Date. The Lender shall disburse a portion of the aggregate principal amount of the Loan to each of the Borrowers equal to the Allocated Loan Value of the Property owned by the respective Borrowers.

               SECTION 2.03. Repayment of the Loan. Borrowers shall duly and punctually pay or cause to be paid, the principal of and the interest and premium, if any, on the Notes in accordance with the respective terms hereof and thereof, without demand therefor or presentation of the Notes, in lawful money of the United States of America.

               SECTION 2.04. Application of Payments. So long as no Event of Default exists hereunder which has not been waived, each Monthly Payment shall be applied first, to any amounts hereafter advanced by Lender under any Loan Document, second, to any late fees and other amounts payable to Lender, third, to the payment of accrued interest and last to reduction of principal.

               SECTION 2.05. Prepayment.

               (a) Except as otherwise provided in Sections 2.06 and 9.01, the Loan may not be prepaid in whole or in part.

               (b) Partial prepayments of the Loan shall not be permitted, except for partial prepayments resulting from Lender’s election to apply insurance or condemnation proceeds to reduce the outstanding principal balance of the Loan as provided in Section 3.1(b) of the Mortgages, in which event no prepayment fee or premium shall be due unless, at the time of either Lender’s receipt of such proceeds or the application of such proceeds to the outstanding principal balance of the Loan, an Event of Default shall have occurred and not been waived, in which case, the provisions of Section 15.2 of the Mortgages shall be controlling.

               (c) If the indebtedness evidenced by the Notes shall have been declared due and payable by Lender pursuant to the terms thereof or the terms hereof or the provisions of any other Loan Document due to a default by Borrowers, then there shall also then be immediately due and payable, a prepayment fee in an amount equal to the greater of (A) five percent (5%) of the then outstanding principal balance of the Notes on the date of acceleration, and (B) the Premium (as defined and calculated pursuant to Section 2.06 below) or (C) the maximum prepayment fee allowed to be collected by law. In the event that any prepayment fee is due hereunder, Lender shall deliver to Borrowers a statement setting forth the amount and determination of the prepayment fee, and provided that Lender shall have in good faith applied the formula described above, B orrowers shall not have the right to challenge the calculation or the method of calculation set forth in any such statement in the absence of manifest error.

               SECTION 2.06. Replacement. Notwithstanding any provision of the Mortgages to the contrary, at any time after the date which (1) is two years after the “startup day,” within the meaning of Section 860G(a)(9) of the Internal Revenue Code of 1986, as amended from time to time or any successor statute (the “Code”), of a “real estate mortgage investment conduit,” (“REMIC”) within the meaning of Section 860D of the Code, that holds the Notes and the Mortgages or (2) three (3) years after the date hereof, whichever shall earlier occur, and provided no Event of Default has occurred, Borrowers may cause the release by recordable instrument deed of the Mortgaged Properties from the liens of the Mortgages and the other Loan Documents upon the satisfaction of the following conditions :

     (A) not less than thirty (30) days prior written notice shall be given to Lender specifying a Payment Date (the “Release Date”) on which the Replacement Collateral is to be delivered;

     (B) all accrued and unpaid interest and all other sums due under the Mortgages, the Notes and under the other Loan Documents up to the Release Date, including, without limitation, all costs and expenses incurred by Lender or its agents in connection with such release (including, without limitation, the review of the proposed Replacement Collateral and the preparation of the Replacement Security Agreement (as hereinafter defined) and related documentation), shall be paid in full on or prior to the Release Date; and

     (C) Borrowers shall deliver to Lender on or prior to the Release Date:

(1)	a pledge and security agreement, in form and substance reasonably satisfactory to Lender, creating a first priority security interest in favor of Lender in the Replacement Collateral (the “Replacement Security Agreement”), which shall provide, among other things, that any payments generated by the Replacement Collateral shall be paid directly to Lender and applied by Lender in satisfaction of all amounts then due and payable hereunder and any excess received by Lender from the Replacement Collateral over the amounts payable by Borrowers hereunder or under the Notes shall be refunded to Borrowers promptly after each Payment Date;

(2)	direct, non-callable obligations of the United States of America that provide for payments prior, but as close as possible, to all successive Payment Dates occurring after the Release Date, with each such payment being equal to or greater than the amount of the corresponding aggregate installment of principal and interest required to be paid under the Notes (provided that for all purposes of this Section 2.06(C)(2), all principal, accrued interest and other amounts payable under the Mortgages, the Notes and the other Loan Documents shall be due and payable in full on the Maturity Date) (the “Replacement Collateral”), each of which shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance reasonably satisfactory to Lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the Replacement Security Agreement the first priority security interest in the Replacement Collateral in favor of Lender in conformity with all applicable state and federal laws governing granting of such security interests;

(3)	a certificate of Borrowers certifying that all of the requirements set forth in this Section 2.06 have been satisfied;

(4)	an opinion of counsel for Borrowers in form and substance and delivered by counsel reasonably satisfactory to Lender in its sole discretion stating, among other things, that (x) Lender has a perfected first priority security interest in the Replacement Collateral and that the Replacement Security Agreement is enforceable against Borrowers in accordance with its terms and (y) that any trust formed as a REMIC pursuant to a securitization will not fail to maintain its status as a REMIC as a result of such replacement; and

(5)	such other certificates, documents or instruments as Lender may reasonably require.

               Upon compliance with the requirements of this Section 2.06, the Mortgaged Properties shall be released from the lien of the Mortgages and the other Loan Documents, and the Replacement Collateral shall constitute collateral which shall secure the Notes and all other obligations under the Loan Documents. Lender will, at Borrowers“ expense, execute and deliver a recordable release instrument as aforesaid and any other instruments reasonably requested by Borrowers to release the Mortgaged Properties from the lien of the Mortgages and the other Loan Documents, with the exception of the Note which shall remain in full force and effect. Upon the release of the Mortgaged Properties in accordance with this Section 2.06, Borrowers may assign all their obligations and rights under the Notes, together with the pledged Replacement C ollateral, to a successor entity designated by Borrowers and approved by Lender in its sole discretion. Such successor entity shall execute an assumption agreement in form and substance reasonably satisfactory to Lender pursuant to which it shall assume Borrowers’ obligations under the Notes and the Replacement Security Agreement. As conditions to such assignment and assumption, Borrowers shall (x) deliver to Lender an opinion of counsel in form and substance and delivered by counsel satisfactory to Lender in its reasonable discretion stating, among other things, that such assumption agreement is enforceable against Borrowers and such successor entity in accordance with its terms and that the Notes, the Replacement Security Agreement and the other Loan Documents, as so assumed, are enforceable against such successor entity in accordance with their respective terms, and (y) pay all costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the preparation of the assumption agreement and related documentation). Upon such assumption, Borrowers shall be relieved of their obligations hereunder, under the other Loan Documents and under the Replacement Security Agreement.

               Anything to the contrary provided in this Section 2.06 notwithstanding, in the event that Borrowers shall be unable to obtain the opinion of counsel described in paragraph (4) above, then, in such event Borrowers may prepay the principal balance of the Notes upon not less than sixty (60) days’ prior written notice to Lender specifying the Payment Date on which prepayment is to be made (the “Tender Date”) and upon payment of (a) interest accrued and unpaid on the principal balance of the Notes to and including the Tender Date, (b) all other sums then due under the Notes, the Mortgages and the other Loan Documents, and (c) a prepayment consideration (the “Premium”) as provided and determined below.

               If any notice of prepayment is given, the principal balance of the Notes and the other sums required under the immediately preceding paragraph shall be due and payable on the Tender Date. Lender shall not be obligated to accept any prepayment of the principal balance of the Notes unless (a) the payment is accompanied by the required Premium and all other sums required under the immediately preceding paragraph and (b) the prepayment is made on the applicable Tender Date. If, for any reason, the principal balance of the Notes is paid on a date other than the first day of a month, in addition to the amounts due and payable hereunder, the Borrowers shall pay interest accrued and unpaid on the principal balance of the Notes to and including the first day of the calendar month immediately following the Tender Date.

               The “Premium” shall be equal to the greater of (a) the present value of the Income Difference (as hereinafter defined), or (b) one percent (1%) of the unpaid principal balance of the Notes immediately preceding such prepayment.

               The “Income Difference” is hereby defined, and shall be calculated, as follows:

     (A) Calculate the total amount of interest (the “Interest Income”) that would accrue to Lender on account of the principal balance of the Notes at the Notes’ Rate (as defined in the Notes) between the Tender Date and the last day of the Yield Maintenance Period (as hereinafter defined); then

     (B) Calculate the total amount of investment income (the “Investment Income”) that would be earned by Lender from the Tender Date through the last day of the Yield Maintenance Period if the principal balance of the Notes as of the Tender Date were invested in United States Government general issue Treasury Securities at the Comparable Treasury Rate (as hereinafter defined) during the Yield Maintenance Period, and such investment called for a series of monthly interest payments at that rate throughout the Yield Maintenance Period; then

     (C) Calculate the difference, if any, between the Investment Income and the Interest Income during the Yield Maintenance Period (the “Income Difference”) by subtracting the Investment Income from the Interest Income then

     (D) If the Income Difference is a positive number, the Premium shall be an amount equal to the present value of the Income Difference as of the Tender Date, based on (i) a stream of monthly interest payments corresponding to the stream of payments comprising the Income Difference, and (ii) a discount rate equal to the Comparable Treasury Rate and trading closest to par.

               The “Yield Maintenance Period” means the period of time beginning as of the Tender Date, and ending on the Maturity Date. The “Comparable Treasury Rate” means the rate of interest which is equal to the average yield (determined by Lender as of the date which is seven (7) days prior to the Tender Date) on then generally available United States Government general issue Treasury Securities maturing nearest to the ending date of the Yield Maintenance Period.

               Borrowers acknowledge and agree that such Premium represents a reasonable and fair estimate of compensation for the loss that Lender may sustain from the prepayment of the Notes. Each of the Borrowers acknowledges and agrees that it has no right to prepay the Notes without paying the Premium except as specifically provided hereinafter and each of the Borrowers specifically acknowledges and agrees that it shall be liable for the Premium upon any acceleration of the Notes in accordance with their respective terms at any time, in addition to the principal amount and all outstanding interest, fees, penalties and other sums due hereunder, under the Mortgages or under any of the other collateral documents.

               The Premium provided above shall be due, to the extent permitted by applicable law, under any and all circumstances where all or any portion of the Notes is paid prior to the Maturity Date, whether such prepayment is voluntary or involuntary, even if such prepayment results from Lender’s exercise of its rights upon Borrowers’ default and acceleration of the maturity date of the Notes (irrespective of whether foreclosure proceedings have been commenced), and shall be in addition to any other sums due hereunder, under the Mortgages or under any of the other Loan Documents. Notwithstanding anything contained herein to the contrary, no premium hall be payable in respect of a prepayment made during the last one hundred eighty (180) calender days of the term of a Note.

               If Lender elects to apply condemnation proceeds or casualty proceeds as a full or partial prepayment of the outstanding principal amount of the Notes, such application shall be without payment of a Premium, unless, however, an Event of Default, or an event which, with notice and/or the passage of time, or both, would constitute an Event of Default, has occurred, in which event the applicable Premium shall be due and payable based upon the amount of the prepayment.

               For purposes of the Notes, the term “Loan Year” shall mean a period of twelve (12) full consecutive calendar months. The first Loan Year shall commence on the first (1st) day of the first (1st) full calendar month after the date hereof or, if the date hereof is the first (1st) day of a calendar month, on the date hereof, and end on the day immediately preceding the day that is the first anniversary of the date on which the first (1st) Loan Year commences. Each Loan Year after the first (1st) Loan Year shall commence on the date following the last day of the immediately preceding Loan Year and shall continue for a period of twelve (12) full consecutive calendar months.

               SECTION 2.07. Fees. (a) Origination Fee. In consideration of the Lender’s commitment to make the Loan pursuant to the terms of this Agreement, the Borrowers shall pay to the Lender on the Closing Date an origination fee (the “Origination Fee”) in the aggregate amount of ONE HUNDRED FIFTY-TWO THOUSAND FIVE HUNDRED DOLLARS ($152,500). Lender hereby acknowledges that such Origination Fee has been paid in full by Borrowers.

               SECTION 2.08. Taxes. (a) Any and all payments by each of the Borrowers hereunder or under the Notes shall be made, in accordance with Section 2.02, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes that are imposed on the Lender’s overall net income by the United States, taxes that are imposed on the Lender’s overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which the Lender is organized or does business or any political subdivision thereof, and taxes that are imposed on Lender’s overall net income in any jurisdiction where Lender does business or where any of the Properties are located (all such excluded taxes being hereafter referred to as “Excluded Taxes” and all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any of the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes to the Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

               (b) In addition, the Borrowers shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes other than Excluded Taxes (hereinafter referred to as “Other Taxes”).

               (c) The Borrowers shall indemnify the Lender for and hold it harmless against the full amount of Taxes and Other Taxes imposed on or paid by the Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within (30) thirty days from the date the Lender makes written demand therefor.

               (d) Within (30) thirty days after the date of any payment of Taxes, the Borrowers shall furnish to the Lender, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment or a copy of a canceled check evidencing such payment. In the case of any payment hereunder or under the Notes by or on behalf of the Borrowers through an account or branch outside the United States or by or on behalf of the Borrowers by a payor that is not a United States person, if the Borrowers determine that no Taxes are payable in respect thereof, the Borrowers shall furnish, or shall cause such payor to furnish, to the Lender, at such address, an opinion of counsel acceptable to the Lender stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States”and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

               (e) The Lender shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as requested in writing by the Borrowers (but only so long thereafter as the Lender remains lawfully able to do so), provide the Borrowers with two original Internal Revenue Service forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that the Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224 that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

               (f) For any period with respect to which the Lender has failed to provide the Borrowers with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), the Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should the Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

               SECTION 2.09. Increased Costs. Etc. If, due to either (i) the introduction of or any change in or in the interpretation by any applicable Governmental Authority of any law or regulation or (ii) the compliance with any guideline or requirement from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the amount of capital required by the Lender or any corporation controlling the Lender as a result of or based upon the existence of the Lender’s commitment to lend hereunder, then, five (5) days after written demand by the Lender, the Borrowers shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender in the light of such circumstances, to the extent that the Lender reasonably determines s uch increase in capital to be allocable to the existence of the Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrowers by the Lender shall be conclusive and binding for all purposes, absent manifest error. To the extent the Lender delivers such a certificate to any of the Borrowers, such Borrower shall have the right to prepay its Note in whole, not in part, without any exit fee or prepayment premium.

               SECTION 2.10. Security for the Loan. The Notes are secured by, among other things, (a) the Mortgages from Borrowers, as mortgagors, to Lender, as mortgagee, covering certain real property, consisting of land and the buildings and improvements thereon as described on Schedule A attached hereto (the “Mortgaged Properties”) and (b) assignments of leases and rents (the “Assignments”), from Borrowers to Lender. Reference is made to such documents for a description of the nature and extent of the security afforded thereby, the rights of the holder hereof in respect of such security and the terms and conditions upon which the Notes are secured. The holder of the Notes is entitled to the benefits of the Mortgages and the Assignments and may enforce the agreements of Borrowers contained herein and th erein and exercise the remedies provided herein or therein or otherwise in respect hereof or thereof, all in accordance with the terms hereof and thereof.

               SECTION2.1l. The Notes. Each Borrower’s obligation to pay the principal of and interest on its applicable portion of the Loan shall be evidenced by the related Note, which shall be duly executed and delivered by such Borrower on the Closing Date. The Notes shall be payable as to principal, interest and all other amounts due under the Loan Documents, as specified in this Agreement, the Notes, and the other Loan Documents.

ARTICLE III

CONDITIONS OF LENDING

               SECTION 3.01. Conditions Precedent to Disbursement of the Loan. The obligation of the Lender to make the Loan hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Closing Date:

     (a) The following statements shall be true on the Closing Date and each Borrower shall have delivered to the Lender a certificate executed by a Responsible Officer to such effect:

     (i) the representations and warranties contained in each Loan Document are correct on and as of the Closing Date, before and after giving effect to the making of the Loan by the Lender and to the application of the proceeds therefrom, as though made on and as of such date; and

     (ii) no material event has occurred and is continuing, or would result from the making of the Loan by the Lender or from the application of the proceeds therefrom, that constitutes a Default.

     (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrowers or the Properties pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on the Disclosure Schedule (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of, this Agreement, the Notes, any other Loan Document or the consummation of the transactions contemplated hereby.

     (c) The Borrowers shall have paid or caused to be paid all reasonable and documented accrued fees and expenses of the Lender which the Borrowers are required to pay under the Loan Documents (including the accrued fees and expenses of counsel to the Lender).

     (d) The Lender shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lender (unless otherwise specified):

     (i) The Notes payable to the order of the Lender.

     (ii) General Partner Resolutions for each Borrower approving this Agreement, the related Note and each other Loan Document to which such

Borrower is or is to be a party, and of all documents evidencing other necessary action and governmental and other third party approvals and consents, if any, with respect to such Borrower, the Loan, this Agreement, the related Note and each other Loan Document.

     (iii) A copy of the Organizational Documents of each Borrower, in each case together with each amendment thereto, and, in the case of the by-laws of each Borrower, certified (as of the Closing Date) by the Secretary of State of the jurisdiction of its formation or incorporation as being a true and correct copy thereof.

     (iv) For each Borrower, a copy of a certificate of the Texas Secretary of State, dated reasonably near the Closing Date, certifying that (A) such Borrower has paid all applicable franchise taxes to the date of such certificate and (B) such Borrower is duly formed and in good standing under the laws of the State of Texas.

     (v) A copy of a certificate of the Secretary of State of each state in which any of the Properties is located, dated reasonably near the Closing Date, stating that the related Borrower is duly qualified and in good standing in such State and has filed all annual reports required to be filed to the date of such certificate.

     (vi) A certificate of an authorized member of each Borrower certifying the names and true signatures of the officers of such authorized member, authorized to sign this Agreement, the related Note and each other Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

     (vii) Deeds of trust, trust deeds, mortgages, deeds to secure debt, leasehold mortgages and leasehold deeds of trust in form and substance satisfactory to the Lender and covering the Properties (as amended, supplemented or otherwise modified from time to time in accordance with their terms, the “Mortgages”), duly executed by the related Borrower, together with:

     (A) evidence that counterparts of the Mortgages have been duly executed and delivered for recording to the Title Company on or before the Closing Date in such form as Lender may deem necessary or desirable in order to create a valid first and subsisting Lien on the properties described therein in favor of the Lender and that provision has been made for the payment of all filing and recording taxes and fees,

     (B) fully paid mortgagee title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amounts acceptable to, the Lender, issued by the Title Company, insuring the Mortgages to be valid first and subsisting Liens on the properties described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances (as defined in the Mortgages), and providing for such other affirmative insurance (including endorsements for mechanics’ and materialmen’s Liens) available under applicable law and such coinsurance and direct access reinsurance as the Lender may deem necessary or desirable,

     (C) American Land Title Association form surveys, certified to the Lender and the issuer of the Mortgage Policies in a manner satisfactory to the Lender by a land surveyor duly registered and licensed in the States in which the Properties described in such surveys are located and acceptable to the Lender, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements onto other property or by improvements of others onto such property, and other defects, other than encroachments and other defects acceptable to the Lender,

     (D) Appraisals of each of the Properties indicating an aggregate Loan-to-Value Ratio (the “Loan to Value Ratio”) for the Properties not in excess of eighty percent (80%) and otherwise in form and substance satisfactory to the Lender,

     (E) engineering reports as to the Properties, in form and substance and from professional firms acceptable to the Lender,

     (F) evidence of the insurance required by the terms of the Mortgages, and

     (G) evidence that all other action that the Lender may deem reasonably necessary or desirable in order to create valid first and subsisting Liens on the Properties has been taken.

     (viii) An Indemnity Agreement in the form attached hereto as Exhibit A (as amended, supplemented or otherwise modified from time to time in accordance with its terms, (the “Limited Indemnity”), duly executed by JPI Investment Company, L.P.

     (ix) Such financial, business and other information regarding the Properties, the Borrowers and JPI Investment Company, L.P. as the Lender shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, environmental matters, collective bargaining agreements, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lender’s due diligence review reveals material changes since such financial statements, as of a later date within forty-five (45) days of the Closing Date).

     (x) The Phase I Reports for each of the Properties.

     (xi) A favorable opinion of Fulbright & Jaworski, counsel for each of the Borrowers, in form satisfactory to the Lender, as to:

     (a) the organization, existence, formation and good standing of the Borrowers; and

     (b) the authorization by the Borrowers of the Loan Documents.

     (xii) A favorable opinion of New York counsel to the Borrowers, in form satisfactory to the Lender, as to:

     (a) the enforceability of the Credit Agreement, the Notes, and the Limited Indemnity.

     (xiv) A favorable opinion of local counsel to each of the Borrowers in each jurisdiction in which any of the Properties are located, in form satisfactory to the Lender, as to:

     (a) the good standing and qualification to do business of the related Borrower in such jurisdiction; and

     (b) the enforceability of the Loan Documents that, by their terms, are governed by the law of such jurisdiction.

     (xv) A favorable opinion of Fulbright & Jaworski, as to the likelihood of the assets of each of the Borrowers being substantively consolidated with those of JPI Investment Company, L.P. or any owner of greater than forty-nine percent

(49%) interest in the related Borrower or any general partner or managing member of the related Borrower in an insolvency proceeding, with respect to such owner.

     (xvi) On the Closing Date, the Lender shall disburse a portion of the Loan proceeds equal to the amount needed to complete the Specified Repairs into a separate escrow account of the Lender. Such escrow account shall be an interest bearing account and the applicable Borrower shall have the right to have an amount released from such escrow account equal to the amount allocated for a Specified Repair upon a written request to the Lender accompanied by reasonable evidence of completion of such Specified Repair. Until the funds in such escrow account are released, they shall constitute additional security for the Loan. When reasonable evidence has been provided that the Specified Repairs are complete with respect to a particular Borrower, the remaining funds in escrow with respect to such Borrower shall be released to such Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

               SECTION 4.01. Representations and Warranties of the Borrowers. Each of the Borrowers represents and warrants as follows: (a) No bankruptcy, reorganization or insolvency proceedings are pending or contemplated either by such Borrower or, to the best knowledge of such Borrower, against Borrower (or, if any Borrower is a partnership or a limited liability company, any of its general partners or members) or by or against any endorser or cosigner of the Notes or of any portion of the Loan, or any guarantor or indemnitor under any guaranty or indemnity agreement executed in connection with the Notes or the Loan evidenced thereby and secured hereby or by the Mortgages (an “Indemnitor”);

               (b) To the best of Borrower’s knowledge, all reports, certificates, affidavits, statements and other data furnished by or on behalf of such Borrower or JPI Investment Company, L.P. to Lender in connection with the Loan are true and correct in all material respects and do not omit to state any fact or circumstance necessary to make the statements contained therein not misleading;

               (c) The execution, delivery and performance of the Mortgages, the Notes and all of the other Loan Documents have been duly authorized by all necessary action to be, and are, binding and enforceable against Borrowers in accordance with the respective terms thereof and do not (i) contravene, result in a breach of or constitute a default (nor upon the giving of notice or the passage of time or both will the same constitute a default) under the organizational documents of Borrowers or any contract or agreement of any nature to which any Borrower is a party or by which any Borrower or any of its property may be bound or (ii) violate or contravene any law, order, decree, rule or regulation to which Borrowers are subject;

               (d) Except as otherwise set forth in the Disclosure Schedule, there are no judicial, administrative, mediation or arbitration actions, suits or proceedings pending or, to the best of Borrowers’ knowledge, threatened against or affecting Borrowers (or, if any Borrower is a partnership or a limited liability company, any of its general partners or members) or the Mortgaged Properties which, if adversely determined, would materially impair either the Mortgaged Properties or Borrowers’ ability to perform the covenants or obligations required to be performed under the Loan Documents;

               (e) No Borrower is a “foreign person” within the meaning of §1445(f)(3) of the Internal Revenue Code of 1986, as amended, and the related Treasury Department regulations, including temporary regulations;

               (f) Borrowers are not engaged, either directly or indirectly, in any business other than the ownership, management and operation of the Mortgaged Properties;

               (g) Borrowers are solvent; and

               (h) Borrowers have done or caused to be done all things necessary to preserve their existence, and have observed all formalities applicable to it.

ARTICLE V

COVENANTS

               SECTION 5.01. Covenants of the Borrowers. Each of the Borrowers covenants as follows:

     (a) Borrowers will not, nor will any partner, limited or general, member or shareholder thereof, as applicable, amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation, by-laws, operating agreement, articles of organization or other formation agreement or document, as applicable, in any material term or manner, or in a manner which adversely affects such Borrower’s existence as a single purpose entity;

     (b) Borrowers will not liquidate or dissolve (or suffer any liquidation or dissolution), or enter into any transaction of merger or consolidation, or acquire by purchase or otherwise all or substantially all or any part of the business or assets of, or any stock or other evidence of beneficial ownership of, or make any investment in, any entity;

     (c) Other than the obligations pursuant to that certain Mezzanine Loan Agreement between Borrowers and Capital Trust Company dated of even date hereof,

Borrowers will not guarantee, pledge its assets for the benefit of, or otherwise become liable on or in connection with, any obligation of any other person or entity;

     (d) Borrowers will not enter into any contract or agreement with any general partner, principal, affiliate or member of any Borrower, as applicable, or any affiliate of any general partner, principal or member of any Borrower, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with unrelated third parties;

     (e) Borrowers have not incurred and will not incur any additional Debt other than (i) the Loan, (ii) advances from affiliates, partners or members, as applicable, of any Borrower not to exceed $100,000 per Mortgaged Property to fund capital improvements or operating cash flow deficits, provided the same are fully subordinated to the payment in full of the Loan in a manner acceptable to Lender and are payable solely out of excess cash flow provided that Lender is current on all obligations under the Loan Documents and (iii) trade payables or accrued expenses incurred in the ordinary course of the business of operating the Mortgaged Properties, and no debt other than the Debt will be secured (senior, subordinate or pari passu) by the Mortgaged Properties;

     (f) Borrowers will not make any loans or advances to any third party (including any affiliate);

     (g) Borrowers will be solvent and pay their debts from their assets as the same shall become due;

     (h) Borrowers will do all things necessary to preserve their existence, and will observe all formalities applicable to it;

     (i) Borrowers will conduct and operate their business in their own name and as presently conducted and operated;

     (j) Borrowers will maintain financial statements, books and records and bank accounts separate from those of its affiliates, including, without limitation, their general partners or members, as applicable;

     (k) Borrowers will be, and at all times will hold themselves out to the public as, legal entities separate and distinct from any other entity (including, without limitation, any affiliate, general partner, or member, as applicable, or any affiliate of any general partner or member of any Borrower, as applicable);

     (l) Borrowers will file their own tax returns;

     (m) Borrowers will maintain adequate capital for the normal obligations reasonably foreseeable in a business of their size and character and in light of its contemplated business operations;

     (n) Borrowers will establish and maintain an office through which their business will be conducted separate and apart from those of its affiliates or, if it shares office space with its affiliates, shall allocate fairly and reasonably any overhead and expense for shared office space;

     (o) Borrowers will not commingle the funds and other assets of Borrowers with those of any general partner, member, affiliate, principal or any other person;

     (p) Borrowers will maintain their assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other person;

     (q) Borrowers will not hold themselves out to be responsible for the debts or obligations of any other person;

     (r) Borrowers will not engage, either directly or indirectly, in any business other than the ownership, management and operation of the Mortgaged Properties;

     (s) Borrowers will not guarantee, pledge its assets for the benefit of, or otherwise become liable on or in connection with, any obligation of any other person or entity;

     (t) Borrowers will not own any asset other than (i) the Mortgaged Properties, and (ii) incidental personal property necessary for the operation of the Mortgaged Properties;

     (u) Borrowers will pay any liabilities including salaries of their employees, out of their own funds and not funds of any affiliate; and

     (v) Borrowers will at all times during which any portion of the Loan remains outstanding, cause the general partner of each Borrower to maintain at least one Independent Director as set forth in the charter documents of Borrowers.

ARTICLE VI

DEFAULT

               SECTION 6.01. Events of Default. The occurrence of any of the following events shall be an “Event of Default” hereunder:

     (a) Any Borrower shall fail to timely make payments of principal or interest as stipulated in its related Note and any such payment is not made within seven (7) days of the date such payment is due (provided that no grace period is provided for the payment of principal and interest due on the Maturity Date).

     (b) Any Borrower fails to maintain insurance against the risks or in the amounts required by its related Mortgage or fails to perform any covenant, agreement, obligation, term or condition set forth in Section 4.1 or 6.3 of its related Mortgage or Section 5.01 of this Agreement.

     (c) Any Borrower shall fail to perform any other covenant, agreement, obligation, term or condition set forth herein, other than those otherwise described in this Section 6.01, and, to the extent such failure or default is susceptible of being cured, the continuance of such failure or default for thirty (30) days after written notice thereof from Lender to such Borrower; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with reasonable diligence within said period of time, and if Borrowers commence to cure such default promptly after receipt of notice thereof from Lender, and thereafter prosecutes the curing of such default with reasonable diligence, such period of time shall be extended for such period of time as may be necessary to cure such default with reasonable diligence, but not to exceed an additional sixty (60) days.

     (d) Any representation or warranty made herein, in or in connection with any application or commitment relating to the Loan or in any of the other Loan Documents to Lender by any Loan Party, by any principal, general partner, manager or member in any Borrower, or by any Indemnitor was false or misleading in any material respect at the time made.

     (e) A default occurs under any of the other Loan Documents which has not been cured within any applicable grace or cure period therein provided or if no such grace period is provided under the applicable Loan Document, within the grace period provided in subsection (c) above.

     (f) Any Loan Party, any general partner or managing member of any Loan Party or any Indemnitor becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or files a petition in bankruptcy, or is voluntarily adjudicated insolvent or bankrupt or admits in writing the inability to pay its debts as they mature, or petitions or applies to any tribunal for or consents to or fails to contest the appointment of a receiver, trustee, custodian or similar officer for such Loan Party, for any such general partner or managing member of any Loan Party or for a substantial part of the assets of any Loan Party, of any such general partner or managing member of any Loan Party, or commences any case, proceeding or other action under any bankruptcy, insolvency, reorganization, arrangement, receivership or other debtor relief under any law or statute of any jurisdiction, whether now or hereafter in effect.

     (g) A petition is filed or any case, proceeding or other action is commenced against Borrowers, against any general partner or managing member of any Loan Party seeking to have an order for relief entered against it as debtor or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or other relief under any law relating to bankruptcy, insolvency, arrangement, reorganization, receivership or other debtor relief under any law or statute of any jurisdiction, whether now or hereafter in effect, or a court of competent jurisdiction enters an order for relief against any Loan Party, against any general partner or managing member of any Loan Party, as debtor, or an order, judgment or decree is entered appointing, with or without the consent of such Loan Party, of any such general partner or managing member of such Loan Party, a receiver, trustee, custodian or similar officer for any Loan Party, for any such general partner or managing member of such Loan Party, or for any substantial part of any of the properties of any Loan Party, of any such general partner or managing member of any Loan Party, and if any such event shall occur, such petition, case, proceeding, action, order, judgment or decree is not dismissed within sixty (60) days after being commenced.

     (h) The Mortgaged Properties or any part thereof is taken on execution or other process of law in any action against Borrowers other than in connection with a condemnation as to which Section 3.1 of the applicable Mortgage shall apply.

     (i) Borrowers abandon all or a portion of the Mortgaged Properties.

     (j) The holder of any Lien on the Mortgaged Properties (without implying the consent of Lender to the existence or creation of any such lien or security interest), whether superior or subordinate to the Mortgages or any of the other Loan Documents, declares a default and such default is not cured within any applicable grace or cure period set forth in the applicable document or such holder institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

     (k) The Mortgaged Properties, or any part thereof, is subjected to waste or to removal, demolition or material alteration so that the value of the Mortgaged Properties is materially diminished thereby and Lender determines that it is not adequately protected from any loss, damage or risk associated therewith.

     (1) Any dissolution, termination, partial or complete liquidation, merger or consolidation of any Loan Party, any of its principals, any general partner or any managing member.

ARTICLE VII

SECONDARY MARKET SERVICING

               SECTION 7.01. Assignments and Participations. (a) The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Notes) (each, an “Assignee”); provided that the parties to each such assignment shall execute and deliver to the Lender, for its acceptance and recording in the Register, an Assignment and Acceptance. In the event of the foregoing, Lender shall appoint one (1) agent to act, collectively, on behalf of each such Assignee.

               (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, as the case may be, hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

               (c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any other Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Lender, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Lender to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Lender by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender, as the case may be.

               (d) The Lender shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the principal amount of the Loan owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Lender and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

               (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Lender shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. In the case of any assignment by a Lender, within five (5) Business Days after its receipt of such notice, the Borrowers, at the sole cost and expense of such Lender, shall execute and deliver to the Lender in exchange for the surrendered Note or Notes a new Note to the order of such Assignee in an amount equal to the outstanding and unpaid portion of the Loan assigned to it and a new Note to the order of the assigning Lender in an amount equal to the outstanding and unpaid portion of the Loan retained by it hereunder. Such new Note or Notes shall be in an aggregate outstanding and unpaid principal amount equal to the aggregate outstanding and unpaid principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in the for m of the Note.

               (f) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Note held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrowers, the Lender and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement.

               (g) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 7.01, disclose to the assignee or participant or proposed assignee or participant, any information relating to the related Borrower furnished to such Lender Party by or on behalf of the related Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

               (h) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

               SECTION 7.02. Securitization. Lender, at its option, may elect to effect a securitization of the Loan by means of the issuance of certificates of interest therein or notes secured thereby (the “Securities”) rated by one or more rating Agencies (the “Securitization”). In such event and upon request by Lender, the Borrowers and JPI Investment Company, L.P. shall cooperate (in each case, at the Lender’s sole cost and expense) in all reasonable respects with Lender in the Securitization, including, but not limited to, (i) amending this Agreement and the other Loan Documents in order to bifurcate the Loan into two or more constituent loans on the same terms as set forth herein and therein, (ii) providing information in connection with obtaining preliminary ratings from two or more Ratings Agencies in preparation of a private placement memorandum or registration statement required to privately place or publicly distribute the Securities in a manner which does not conflict with federal or state securities laws, (iii) delivery of interim audited financials and updated information, to the extent same are in the possession of Borrowers; or (iv) delivery of updated information with respect to the Borrowers or JPI Investment Company, L.P.

               SECTION 7.03. Servicing. At any time after the Closing Date, the Lender shall have the right to transfer the servicing of the Loan and the administration of the Loan Documents to such party as shall be designated by the Lender in its sole discretion (together with any successor service appointed by the Lender, the “Loan Servicer”). The Loan Servicer shall have such right to exercise all rights of the Lender and enforce all obligations of the Borrowers pursuant to the provisions of this Agreement, the Notes and the other Loan Documents, and (provided that Borrowers are sent written notice of the name and address of the Loan Servicer)

Borrowers shall deliver to Loan Servicer duplicate originals of all notices and other instruments which the Borrowers may deliver pursuant to this Agreement, the Notes and the other Loan Documents (and no delivery of such notices or other instruments by the Borrowers shall be of any force or effect unless delivered to Lender and Loan Servicer as provided above).

ARTICLE VIII

CROSS-GUARANTY

               SECTION 8.01. Cross-Guaranty of Payment. Subject to Section 8.07 below, each Cross-Guarantor hereby, jointly and severally, unconditionally guarantees to the Lender the prompt payment of all Guaranteed Obligations of the other Borrowers in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) (the “Cross-Guaranty”). The Cross-Guarantors additionally, jointly and severally, unconditionally guarantee to the Lender the timely performance of all other obligations of the other Borrowers under the Loan Documents. This Cross-Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to Guaranteed Obligations whenever arising.

               SECTION 8.02. Obligations Unconditional. The obligations of the Cross-Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Cross-Guarantor agrees that this Cross-Guaranty may be enforced by the Lender without necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes, any other of the Loan Documents or any collateral, if any, hereafter securing the Guaranteed Obli gations or otherwise, and each Cross-Guarantor hereby waives the right to require the Lender to proceed against the other Cross-Guarantors, Indemnitor or any other Person (including a co-guarantor) or to require the Lender to pursue any other remedy or enforce any other right. Each Cross-Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the other Cross-Guarantors of the Guaranteed Obligations for amounts paid under this Cross-Guaranty until such time as the Lender has been paid in full, and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lender in connection with monies received under the Loan Documents. Each Cross-Guarantor further agrees that nothing contained herein shall prevent the Lender from suing on the Notes or any of the other Loan Documents or foreclosing its security interest in or Lien on any collateral, if any, securing Guaranteed Obligations or from exercising a ny other rights available to them under this Agreement, the Notes, any other of the Loan Documents, or other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of any

Cross-Guarantor’s obligations hereunder; it being the purpose and intent of each Cross-Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither any of the Cross-Guarantors’ obligations under this Cross-Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrowers or by reason of the bankruptcy or insolvency of any of the Borrowers. Each Cross-Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Lender upon this Cross-Guaranty or acceptance of this Cross-Guaranty. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Cross-Guaranty. All dealings between the Borrowers and the Lender shall be conclusively presumed to have been had or consummated in reliance upon this Cross-Guaranty. Notwithstanding anything to the contrary herein, the Cross-Guarantors shall have the right to assert any valid defenses of the Borrowers to any claim by the Lender for payment under the Cross-Guaranty.

               SECTION 8.03. Modifications. Each Cross-Guarantor agrees that: (a) all or any part of the security now or hereafter held for the Guaranteed Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lender shall not have any obligation to protect, perfect, secure or insure any such security interests, Liens or encumbrances now or hereafter held, if any, for the Guaranteed Obligations or the properties subject thereto; (c) the time or place of payment of the Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrowers and any other party liable for payment under the Loan Documents may be granted indulgences generally; (e) any of the provisions of the Notes or any of the other L oan Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrowers or any other party liable for the payment of the Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by such Cross-Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

               SECTION 8.04. Waiver of Rights. Each Cross-Guarantor expressly waives, to the fullest extent permitted by applicable law: (a) notice of acceptance of this Cross-Guaranty by the Lender and of all extensions of credit to the Borrowers by the Lender; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Lender obtaining, amending, substituting for, releasing, waiving or modifying any security interest, Lien or encumbrance, if any, hereafter securing the Guaranteed Obligations, or the Lender subordinating, compromising, discharging or releasing such security interests, Liens or encumbrances, if any; (e) all other notices to which such Cross-Guarantor might otherwise be entitled; and (f) demand for payment under this Cross-Guaranty. In addition, each Cross-Guarantor agrees to the waivers set forth in Addendum A hereto, which is incorporated herein by reference, mutatis mutandis, with the same force and effect as if herein fully set forth.

               SECTION 8.05. Reinstatement. The obligations of the Cross-Guarantors under this Article VIII shall be automatically reinstated if and to the extent that, for any reason, any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Cross-Guarantor agrees that it will indemnify the Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

               SECTION 8.06. Remedies. The Cross-Guarantors agree that, as between the Cross-Guarantors, on the one hand, and the Lender, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article VI (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VI) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Cross-Guarantors.

               SECTION 8.07. Limitation of Cross-Guaranty. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of any Cross-Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the obligations of such Cross-Guarantor hereunder shall be limited to the maximum amount that is permissible under appilicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

ARTICLE IX

PARTIAL RELEASE OF COLLATERAL; ASSUMPTION OF MORTGAGE

               SECTION 9.01. Partial Release of Collateral. (a) From and after the third (3rd) anniversary of the Closing Date, upon the payment, in cash, by the applicable Borrower to the Lender of an amount equal to the Release Price for the applicable Property, such Borrower shall be entitled to a partial release of the applicable Property and release of the Lender’s security interests and liens thereon (a “Partial Release”) subject to the following terms and conditions:

     (i) the applicable Borrower shall have delivered to the Lender a written request for a Partial Release in connection with a proposed sale in the form of Exhibit C attached hereto, which request shall include (A) the time and place of closing of the sale and (B) documents effecting the Partial Release in form and substance satisfactory to the Lender;

     (ii) no Event of Default has occurred and in continuing (and would continue after the requested Partial Release);

     (iii) the pro forma Debt Service Coverage Ratio for the immediately preceding reporting period (as determined by Lender, exclusive of the Property or Properties subject to the request for Partial Release) shall be equal to or greater than (1) 1.30 to 1.0 when determined solely with respect to the Loan and (2) 1.15 to 1.0 when determined with respect to the Loan and the Mezzanine Loan;

     (iv) the Lender shall have received same day funds in the amount payable by the Borrowers under this Section 9.01 with respect to such Partial Release;

     (v) the Lender shall have received, simultaneously with the Partial Release, payment of all reasonable and documented costs and expenses, including, without limitation, legal fees and disbursements, incurred by the Lender in effecting the Partial Release; and

     (vi) the Lender shall have received, simultaneously with the Partial Release, a certificate signed by a duly authorized officer of the several parties of the applicable Borrower, dated the date of the Partial Release, stating that (A) all of the conditions set forth in this Section 9.01 have been satisfied and (B) the Partial Release of the applicable Property complies with all of the terms and provisions of this Agreement; and

     (vii) the Lender shall, within five (5) Business Days; after receipt by the Lender of the Borrowers’ request, deliver to Borrower all documents required to effect the Partial Release.

               SECTION 9.02. Application of the Release Payment. Upon receipt by the Lender of the amounts payable with respect to any Partial Release pursuant to Section 9.01, such amounts shall be applied as a reduction in the outstanding principal amount of the Loan in the manner set forth in, and upon the payment of any additional amounts due under, Sections 2.03, 2.05 and 2.06.

ARTICLE X

MISCELLANEOUS

               SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

               SECTION 10.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to any Borrower, at its address at 600 East Las Colinas Boulevard, Suite 1800, Irving, Texas 75039, Attention Mr. Frank B. Schubert, Jr.; and if to the Lender, at its address at 31 West 52nd Street, New York, New York 10019, Attention: General Counsel with a copy to the Loan Servicer at an address specified by the Loan Servicer; or as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Lender. All such notices and communications shall, when mailed, telecopied or sent via overnight courier, be effective when deposited in the mails, confirmed by telex answerback or delivered to an overnight courier, respectively, except that notices and communications to the Lender pursuant to Article II, III or VII shall not be effective until received by the Lender. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

               SECTION 10.03. No Waiver; Remedies. No failure on the part of any Lender Party or the Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

               SECTION 10.04. Costs, Expenses. (a) The Borrowers jointly and severally agree to indemnify and hold harmless the Lender, the Loan Servicer and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Loan, the actual or proposed use of the proceeds of the Loan, the Loan Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the acquisition and any of the other transactions contemplated hereby) or (ii) the actual or alleged presence of Hazardous Materials on any Property or any Environmental Action relating in any way to any Property, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnit y in this Section 10.04(a) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower also agrees not to assert any claim against the Lender or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan, the actual or proposed use of the proceeds of the Loan, the Loan Documents or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

               (b) Except as expressly provided to the contrary herein, the Borrowers agree to pay on demand (i) all reasonable costs and expenses of the Lender or Loan Servicer in connection with the preparation, execution, delivery, administration, and when requested by the Borrowers, the modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, appraisal as expressly provided for herein, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Lender or Loan Servicer with respect thereto, with respect to advising the Lender or Loan Servicer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with a ny Loan Party or with other creditors of any Loan Party or any of its subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Lender or Loan Servicer in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Lender and with respect thereto).

               (c) The Borrowers jointly and severally shall indemnify, defend and hold the Lender and Loan Servicer harmless from and against: (i) any and all claims for brokerage (other than brokerage claims in connection with the transactions contemplated by the Loan Documents by parties actually retained by the Lender or Loan Servicer), leasing, finders or similar fees which may be made relating to the Mortgaged Property or the Loan and (ii) any and all liability, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses (including Lender’s or Loan Servicer’s reasonable attorneys’ fees and expenses) of whatever kind or nature which may be asserted against, imposed on or incurred by Lender or Loan Servicer in connection with the Loan and any Loan Document, the Mortgaged Properties, or any part thereof, or the exercise by Lender or Loan Servicer of any rights or remedies granted to it under this Agreement or any other Loan Document; provided, however, that nothing herein shall be construed to obligate Borrowers to indemnify, defend and hold harmless Lender or Loan Servicer from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses to the extent enacted against, imposed on or incurred by Lender or Loan Servicer by reason of Lender’s or Loan Servicer’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

               (d) Borrowers jointly and severally hereby indemnify and hold Lender and Loan Servicer harmless from and against all loss, cost and expenses with respect to any Event of Default hereof, any liens (i.e., judgments, mechanics’ and materialmen’s liens, or otherwise), charges and encumbrances filed against the Mortgaged Properties, and from any claims and demands for damages or injury, including claims for property damage, personal injury or wrongful death, arising out of or in connection with any accident or fire or other casualty on the Premises or the Improvements or any nuisance made or suffered thereon, except to the extent due to Lender’s or Loan Servicer’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, including, without limitation, in any case, reasonable attorney s’ fees, costs and expenses as aforesaid, whether at pretrial, trial or appellate level, and such indemnity shall survive payment in full of the Loan. This Section shall not be construed to require Lender or Loan Servicer to incur any expenses, make any appearances or take any actions.

               (e) If Lender or Loan Servicer is made a party defendant to any litigation or any claim is threatened or brought against Lender or Loan Servicer concerning the Loan, the Mortgaged Properties, or any part thereof and such litigation or claim is subject to the indemnification obligation provided in subsection (c) above, or any interest therein, or the construction, maintenance, operation or occupancy or use thereof, then Borrowers jointly and severally shall defend said litigation or claims at their sole cost and expense (including reasonable attorneys’ fees and expenses incurred by Lender or Loan Servicer in any such litigation or claim), whether or not any such litigation or claim is prosecuted to judgment. If Borrowers fail to perform its obligations with respect to any such litigation or claim in accordance with this Section and Le nder or Loan Servicer commences an action against any Borrower to enforce any of the terms hereof or to prosecute any breach by any Borrower of any of the terms hereof or to recover any sum secured hereby, Borrowers shall pay to Lender or Loan Servicer the reasonable attorneys’ fees and expenses incurred by Lender or Loan Servicer in connection therewith. The right to such attorneys’ fees and expenses shall be deemed to have accrued on the commencement of such action, and shall be enforceable whether or not such action is prosecuted to judgment. If any Loan Party breaches any term of this Agreement or any other Loan Document, Lender or Loan Servicer may engage the services of an attorney or attorneys to protect its rights hereunder, and in the event of such engagement following any breach by any Loan Party, Borrowers shall pay Lender’s or Loan Servicer’s reasonable attorneys’ fees and expenses incurred by Lender or Loan Servicer, whether or not an action is actually commenced against Borrowers by reason of such breach. All references to “attorneys” in this Subsection and elsewhere in this Agreement shall include, without limitation, any attorney or law firm engaged by Lender or Loan Servicer and Lender’s or Loan Servicer’s in-house counsel, and all references to “fees and expenses” in this Subsection and elsewhere in this Agreement shall include, without limitation, any fees of such attorney or law firm, any appellate counsel fees, if applicable, and any reasonable allocation charges and reasonable allocation costs of Lender’s or Loan Servicer’s in-house counsel.

               (f) A waiver of subrogation shall be obtained by Borrowers from their insurance carrier and, consequently, Borrowers waive any and all right to claim or recover against Lender or Loan Servicer, their officers, employees, agents and representatives, for loss of or damage to Borrowers, the Mortgaged Properties, Borrowers’ property or the property of others under Borrowers’ control from any cause insured against or required to be insured against by the provisions of the Mortgages or this Agreement.

               (g) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Lender, in its sole discretion.

               (h) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers contained in Sections 2.08 and 2.09 and this Section 10.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

               SECTION 10.05. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrowers and the Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

               SECTION 10.06. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

               SECTION 10.07. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action o r proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

               (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               SECTION 10.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

               SECTION 10.09. Waiver of Jury Trial. To the maximum extent permitted by law, each of the Borrowers, the Lender and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Lender or any Lender Party in the negotiation, administration, performance or enforcement thereof.

               SECTION 10.10. Compliance with Usury Laws. It is expressly stipulated and agreed to be the intent of the Borrowers and the Lender that the Loan made hereunder comply with the usury and other laws relating to the Loan Documents now or hereafter in effect in the state in which the applicable Property is located, to the extent any of the same are applicable thereto. If any such applicable laws render usurious any amount called for under any of the Loan Documents, or contracted for, charged or received with respect to the Loan, or if the acceleration of the maturity of the Loan or if any prepayment by any of the Borrowers results in such Borrower having paid any interest in excess of that permitted by law, then it is the express intent of the parties that all excess amounts theretofore collected the Lender be credited on the principal balance of the related Note (or, if such Note has been paid in full, refunded to the related Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collected under the Loan Documents reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for under the Loan Documents.

               SECTION10.11. Limitation on Personal Liability. Notwithstanding anything contained herein to the contrary, the personal liability of each Borrower for the Obligations under this Agreement and the other Loan Documents (including, without limitation, the obligations of each Borrower under Article VIII of this Agreement) shall be limited as set forth in Section 6 of the Notes.

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[SIGNATURE ON NEXT PAGE]

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

JEFFERSON VILLAGE, L.P., a Texas limited partnership

By:	JPI PORTFOLIO I GP1 LLC, a Texas limited liability company, its general partner

	By:	/s/ Scot M. McLaughlin

Scot M. McLaughlin
Vice President

JEFFERSON AT SUNSET VALLEY, L.P., a Texas limited partnership

By:	JPI PORTFOLIO I GP1 LLC, a Texas limited liability company, its general partner

	By:	/s/ Scot M. McLaughlin

Scot M. McLaughlin
Vice President

JPI CORAL SPRINGS, L.P., a Texas limited partnership

By:	JPI PORTFOLIO I GP1 LLC, a Texas limited liability company, its general partner

	By:	/s/ Scot M. McLaughlin

Scot M. McLaughlin
Vice President

LENDER:

GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation

By:	/s/ MICHAEL OFFIT

	Name:	MICHAEL OFFIT
	Title:	VICE PRESIDENT

By:	/s/ CHRISTOPHER TOGNOLA

	Name:	CHRISTOPHER TOGNOLA
	Title:	AUTHORIZED SIGNATORY